Independent Accountants' Consent






The Board of Directors
Dataram Corporation:


We consent to incorporation by reference in the Registration Statement(No. 33-56282) on Form S-8 of Dataram Corporation and subsidiaries of our reports dated June 18, 2003, relating to the consolidated balance sheets of Dataram Corporation and subsidiaries as of April 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended April 30, 2003, and the related financial statement schedule which reports appear in the April 30, 2003 annual report on Form 10-K of Dataram Corporation.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" for all business combinations consummated after June 30, 2001, and the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" effective May 1, 2001.



                                     KPMG LLP

                                     KPMG LLP



Short Hills, New Jersey
July 24, 2003